Exhibit 23.2



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-52297) pertaining to the registration of 242,684 Common Stock Purchase Warrants, (Form S-8 No. 33-21483) pertaining to the registration of 167,812 Shares of Common Stock, (Form S-8 No. 33-00949) pertaining to the registration of 400,000 Shares of Common Stock and (Form S-8 No. 33-03983) pertaining to the registration of 300,000 Shares of Common Stock of Terex Corporation of our report dated August 22, 1995, with respect to the consolidated Statements of Operations, Shareholders' Equity and Cash Flows for the year ended December 31, 1994 of PPM Cranes, Inc. included in the Annual Report (Form 10-K) of Terex Corporation for the year ended December 31, 1996.




ERNST & YOUNG, LLP
Greenville, South Carolina
March 27, 1997



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